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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                       PLANET POLYMER TECHNOLOGIES, INC.
                   -----------------------------------------
                               (Name of Issuer)


                                  COMMON STOCK
                   -----------------------------------------
                        (Title of Class of Securities)

                                  727044 10 9
                   -----------------------------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            FILED FEBRUARY 13, 1997
                     (REFLECTING OWNERSHIP AS OF 12/31/96)

CUSIP NO.    727044 10 9                  13G          PAGE   2  OF    4  PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          BRIAN TO
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CANADA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    527,111
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   527,111
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          527,111
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.88%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
       (a) Name of Issuer:         PLANET POLYMER TECHNOLOGIES, INC.

       (b) Address of Issuer's Principal Executive Offices:
                                   9985 BUSINESSPARK AVENUE, SUITE A
                                   SAN DIEGO, CA 92131

ITEM 2.
       (a) Name of Person Filing:  BRIAN TO

       (b) Address of Principal Business Office, or, if none, Residence:
                                   9985 BUSINESSPARK AVENUE, SUITE A
                                   SAN DIEGO, CA 92131

       (c) Citizenship:            CANADA

       (d) Title of Class of Securities:     COMMON STOCK

       (e) CUSIP Number:           727044 10 9


ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

       (a) Amount Beneficially Owned: 527,111, INCLUDING 66,134 SHARES ISSUABLE UPON EXERCISE OF OPTIONS HELD BY MR. TO WITHIN 60 DAYS OF DECEMBER 31, 1996.

       (b) Percent of Class:   9.88%

       (c) Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote: 527,111
          (ii)  shared power to vote or to direct the vote: -0-
         (iii) sole power to dispose or to direct the disposition of: 527,111
          (iv)  shared power to dispose or to direct the disposition of: -0-

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           NOT APPLICABLE.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           NOT APPLICABLE.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE.

ITEM 10. CERTIFICATION

NOT APPLICABLE

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 12, 1997
                                        ---------------------------------------
                                        Date


                                        /s/ Brian To
                                        ---------------------------------------
                                        Signature


                                        Brian To
                                        ---------------------------------------
                                        Name/Title